Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Exicure, Inc.:

We consent to the use of our report dated March 9, 2020, with respect to the consolidated balance sheets of
Exicure, Inc. and subsidiary as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, all included in the Annual Report on
Form 10-K of Exicure, Inc. for the year ended December 31, 2019, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated March 9, 2020, on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board Accounting
Standards Codification (ASC) Topic 842, Leases.
(signed) KPMG LLP
Chicago, Illinois
December 18, 2020